Exhibit 10.1

8800 Enchanted Way SE | Turner, Oregon 97392 | (503) 588-9463

www.WillametteValleyVineyards.com

Confidential Offer of Employment – Amended 5.17.2026 at 11:22AM PST

Date:	May 18, 2026
To:	John Hazlett

Dear John,

It is my pleasure to extend the following offer of employment to you on behalf of Willamette Valley Vineyards:

Title: Chief Financial Officer (Principal Financial Officer)

Reporting To:	President and Founder

Classification:	Regular Full Time

FLSA Designation:	Salaried/Exempt

Compensation:	Base rate: $216,000

o	Normal company pay days are on the 10th and 25th of each month.

Incentives:

•	Annual Performance-Based Incentive: Up to $24,000/year, paid quarterly, in accordance with mutually agreed upon work plan goals to be established with the CEO within 60 days of employment. First eligible payout, September 30th, 2026.
•	Executive Stock Incentive Plan: Will be evaluated by the Board’s Compensation Committee.

Start Date: May 20, 2026

Location: Based at the Estate in the Salem Hills (Turner, OR)

Benefits: PTO Vacation Time under the Executive Vacation Package as follows: 120 hours of PTO Vacation accelerated and awarded upon start date. Remaining PTO Vacation will be graduated and awarded in accordance with vest schedule and company policy. PTO Sick Time in accordance with State and Federal laws and regulations. Company health, life, and workers comp are offered per company policy and current plans. The employee contributions to payment of the benefit plans are determined annually. Other benefits include 401k in accordance with the company policy, employee discount, etc.

You (Employee) agree that during your employment with Willamette Valley Vineyards (the Company) and for a period of twelve (12) months after employment terminates unless otherwise stated:

●	The Employee shall not use or disclose any Company confidential information either during or after their employment with the Company. Confidential information includes, but is not limited to, sales prospect lists, relationships, and personnel information of the Company, disclosed or known by the Employee in the course of their employment with the Company, not generally known outside of the company and related to the actual or anticipated business of the Company.
●	The Employee will not disclose any details regarding the methods and/or benefits of “affinity group” funding for a period of five (5) years after leaving the Company. Employee acknowledges that the Company shall own confidential information, inventions and other writings, marks or processes related to the Employer’s business that the Employee creates or develops during their employment with the Company. Employee shall immediately notify the Company if they create, develop or discover any item that, under the terms of the clause, belongs to the Company and the Employee will cooperate in the Company’s efforts to secure its rights to any such item.
●	The Employee agrees that all intellectual property, including images and electronic data, remains the sole property of the Company.
●	The Employee agrees to allow the Company to use their name, photograph, and professional history in its advertising, storytelling, sales, and Company informational material without further compensation, including any of these items produced while employed at the Company and used after separation.
●	The Employee will not directly or indirectly solicit or sell any product or service that the Company provides to those persons or entities who are the Company’s customers or prospects. The Company’s customers or prospects shall include, but is not limited to, any persons or entities who have done business with the Company or has been identified as a prospective Company customer within one (1) year prior to the Employee’ separation from employment. The Employee agrees not to solicit such customers or prospects on behalf of the Employee or any other person, company, or corporation, including the Employee’s own business.
●	The Employee will not directly or indirectly induce, or endeavor to induce, any customers, prospects, vendors, or suppliers for the Company to not do business with or limit business with the Company.
●	The Employee will not directly or indirectly induce, or endeavor to induce, any employee of the Company to terminate such employment.

This offer of employment is contingent upon Board of Director approval and SEC and other regulatory compliance agencies, as well as successfully passing a criminal background and reference checks.

Your employment at Willamette Valley Vineyards is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. You acknowledge that this offer letter, (along with all referenced documents provided to date), represents the entire agreement between you and Willamette Valley Vineyards and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Willamette Valley Vineyards.

If you are in agreement with the above outline, please sign below. Please indicate your acceptance by signing and returning this letter by Monday, May 18, 2026.

Signatures:

/s/ John Hazlett	5/18/2026
John Hazlett	Date

/s/ Jim Bernau	5/19/2026
Jim Bernau, President and Founder	Date